Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2017 RESULTS

PHOENIX, AZ., November 1, 2017—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 220 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 270 acre campus in Phoenix, Arizona, today announced financial results for the quarter ended September 30, 2017.

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Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

For the three months ended September 30, 2017:

•	Net revenue increased 12.2% to $236.2 million for the third quarter of 2017, compared to $210.4 million for the third quarter of 2016.

•	End-of-period enrollment increased 10.7% to 91,230 at September 30, 2017, from 82,422 at September 30, 2016, as ground enrollment increased 9.5% to 19,042 at September 30, 2017, from 17,384 at September 30, 2016 and online enrollment increased 11.0% to 72,188 at September 30, 2017, from 65,038 at September 30, 2016.

•	Operating income for the three months ended September 30, 2017 was $59.7 million, an increase of 26.8% as compared to $47.1 million for the same period in 2016. The operating margin for the three months ended September 30, 2017 was 25.3%, compared to 22.4% for the same period in 2016. Operating income and operating margin for the three months ended September 30, 2017, excluding contributions in lieu of state income taxes of $2.0 million, was $61.7 million and 26.1%, respectively. Operating income and operating margin for the three months ended September 30, 2016, excluding contributions in lieu of state income taxes of $4.0 million and lease termination costs of $3.4 million, was $54.4 million and 25.9%, respectively.

•	The tax rate in the three months ended September 30, 2017 was 35.1% compared to 34.2% in the same period in 2016. The effective tax rates for both quarters were lower than our annual effective tax rates due to the contributions made in lieu of state income taxes to school sponsoring organizations. Our contributions decreased from $4.0 million in the third quarter of 2016 to $2.0 million for the third quarter of 2017. The decrease in contributions over the prior year was partially offset by our adoption of the share-based compensation standard, which resulted in the recognition of excess tax benefits from share-based compensation awards that vested or settled in 2017 in the consolidated income statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised.

•	Net income increased 34.4% to $39.3 million for the third quarter of 2017, compared to $29.2 million for the same period in 2016.

•	Diluted net income per share was $0.81 for the third quarter of 2017, compared to $0.62 for the same period in 2016.

•	Adjusted EBITDA increased 17.1% to $81.0 million for the third quarter of 2017, compared to $69.2 million for the same period in 2016.

For the nine months ended September 30, 2017:

•	Net revenue increased 11.8% to $702.7 million for the nine months ended September 30, 2017, compared to $628.7 million for the same period in 2016.

•	Operating income for the nine months ended September 30, 2017 was $191.4 million, an increase of 19.3% as compared to $160.5 million for the same period in 2016. The operating margin for the nine months ended September 30, 2017 was 27.2%, compared to 25.5% for the same period in 2016. Operating income and operating margin for the nine months ended September 30, 2017, excluding contributions in lieu of state income taxes of $2.0 million, was $193.4 million and 27.5%, respectively. Operating income and operating margin for the nine months ended September 30, 2016, excluding contributions in lieu of state income taxes of $4.0 million and lease termination costs of $3.4 million, was $167.9 million and 26.7%, respectively.

•	The tax rate for the nine months ended September 30, 2017 was 29.6% compared to 37.1% in the same period in 2016. The lower effective tax rate year over year is due to our adoption of the share-based compensation standard, which resulted in the recognition of excess tax benefits from share-based compensation awards that vested or settled in 2017 in the consolidated income statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised. Our restricted stock vests in March each year so the favorable benefit is greatest in the first quarter each year. The decrease in the effective tax rate from excess tax benefits was partially offset by a lower contribution in lieu of state income taxes to school sponsoring organizations in the nine months ended September 30, 2017 of $2.0 million as compared to the $4.0 million contribution made in the nine months ended September 30, 2017. The tax rate would have been 37.7% for the nine months ended September 30, 2017, excluding the impact of the recognition of excess tax benefits from share-based compensation awards that vested or settled in 2017.

•	Net income increased 34.3% to $135.1 million for the nine months ended September 30, 2017, compared to $100.5 million for the same period in 2016.

•	Diluted net income per share was $2.80 for the nine months ended September 30, 2017, compared to $2.14 for the same period in 2016.

•	Adjusted EBITDA increased 16.7% to $246.1 million for the nine months ended September 30, 2017, compared to $210.9 million for the same period in 2016.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the nine months ended September 30, 2017 and 2016 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $269.8 million and $108.6 million at June 30, 2017 and December 31, 2016, respectively. Our restricted cash and cash equivalents at September 30, 2017 and December 31, 2016 were $75.6 million and $84.9 million, respectively. In December 2012, we entered into a new credit agreement, which increased our term loan to $100 million with a maturity date of December 2019. Additionally, this facility, as amended in January 2016, provides a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. No amounts were drawn on the revolver as of September 30, 2017.

Net cash provided by operating activities for the nine months ended September 30, 2017 was $269.9 million as compared to $213.3 million for the nine months ended September 30, 2016. The increase in cash generated from operating activities between the nine months ended September 30, 2016 and the nine months ended September 30, 2017 is primarily due to increased net income and non-cash charges such as depreciation expense as well as changes in other working capital such as accounts payable, accrued liabilities and deferred revenue.

Net cash used in investing activities was $112.1 million and $163.5 million for the nine months ended September 30, 2017 and 2016, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. Purchases of short-term investments, net of proceeds of these investments, was $27.0 million for the nine months ended September 30, 2017. Proceeds from investment, net of purchases of short term investments, was $33.7 million for the nine months ended September 30, 2016. Capital expenditures were $75.6 million and $157.6 million for the nine months ended September 30, 2017 and 2016, respectively. During the nine-month period for 2017, capital expenditures primarily consisted of the construction of an additional dormitory, other ground campus building projects and land acquisitions adjacent to our campus to support our growing traditional student enrollment, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2017 is $10.2 million we spent to finish the building and parking garage in close proximity to our ground traditional campus. Employees that work in two leased office buildings in the Phoenix area were relocated to this new building by the end of 2016. During the nine-month period for 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $41.9 million related to the off-site office building and parking garage. In addition, during the first nine months of 2017 and 2016, we received a $0.7 million and $1.8 million, respectively, distribution related to our ownership interest in LoudCloud upon its sale to a third party.

Net cash used in financing activities was $33.0 million and $3.7 million for the nine months ended September 30, 2017 and 2016, respectively. During the nine-month period for 2017, $25.0 million was used to repay the revolving line of credit, $9.7 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $5.1 million, which amounts were partially offset by proceeds from the exercise of stock options of $6.8 million. During the nine-month period for 2016, $20.0 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $5.5 million and debt issuance costs for the increase in our revolving line of credit totaled $0.2 million, which amounts were partially offset by proceeds of $12.0 million from net borrowings from the revolving line of credit and $10.0 million in proceeds from the exercise of stock options.

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Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

2017 Fourth Quarter and Full Year Outlook

Q4 2017:	Net revenue of $267.9 million; Target Operating Margin 31.7%; Diluted EPS of $1.09 using 48.7 million diluted shares; student counts of 89,400
Full Year 2017:	Net revenue of $970.6 million; Target Operating Margin 28.5%; Diluted EPS of $3.89 using 48.3 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; competition from other universities in our geographic region and market sector, including competition for students, qualified executives and other personnel; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2017 results and fourth quarter and full year 2017 outlook during a conference call scheduled for today, November 1, 2017 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 89694763 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 89694763. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 220 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 270 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 91,200 students were enrolled as of September 30, 2017. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
(In thousands, except per share data)
Net revenue	$236,209	$210,444	$702,716	$628,681
Costs and expenses:
Instructional costs and services	104,303	91,748	301,907	271,001
Admissions advisory and related	31,426	28,814	94,483	87,224
Advertising	25,523	23,896	74,930	67,152
Marketing and promotional	2,350	2,127	7,074	6,477
General and administrative	12,915	13,430	32,914	32,959
Lease termination costs	—	3,363	—	3,363

Total costs and expenses	176,517	163,378	511,308	468,176

Operating income	59,692	47,066	191,408	160,505
Interest expense	(567)	(344)	(1,642)	(831)
Interest and other income	1,445	(2,291)	2,186	50

Income before income taxes	60,570	44,431	191,952	159,724
Income tax expense	21,266	15,187	56,889	59,189

Net income	$39,304	$29,244	$135,063	$100,535

Earnings per share:
Basic income per share	$0.83	$0.63	$2.87	$2.19

Diluted income per share	$0.81	$0.62	$2.80	$2.14

Basic weighted average shares outstanding	47,316	46,231	47,083	45,953

Diluted weighted average shares outstanding	48,292	47,175	48,197	47,009

Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited, in thousands)
Net income	$39,304	$29,244	$135,063	$100,535
Plus: interest expense	567	344	1,642	831
Less: interest income and other	(1,445)	2,291	(2,186)	(50)
Plus: income tax expense	21,266	15,187	56,889	59,189
Plus: depreciation and amortization	13,537	11,425	40,245	32,522

EBITDA	73,229	58,491	231,653	193,027

Plus: royalty to former owner	74	74	222	222
Plus: asset impairment and other fixed asset write-offs	2,364	99	2,578	166
Plus: contributions in lieu of state income taxes	2,025	4,000	2,025	4,000
Plus: costs related to proposed conversion back to a non-profit status	—	—	—	1,136
Plus: estimated litigation and regulatory reserves	21	—	31	—
Plus: lease termination costs	—	3,363	—	3,363
Plus: share-based compensation	3,332	3,203	9,562	9,034

Adjusted EBITDA	$81,045	$69,230	$246,071	$210,948

Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	September 30,	December 31,
(In thousands, except par value)	2017	2016
Current assets	(Unaudited)
Cash and cash equivalents	$180,142	$45,976
Restricted cash and cash equivalents	75,604	84,931
Investments	89,609	62,596
Accounts receivable, net	12,243	9,999
Income tax receivable	4,546	4,686
Other current assets	24,702	21,880

Total current assets	386,846	230,068
Property and equipment, net	897,540	855,528
Prepaid royalties	2,837	3,059
Goodwill	2,941	2,941
Other assets	766	897

Total assets	$1,290,930	$1,092,493

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$27,523	$24,824
Accrued compensation and benefits	24,377	19,697
Accrued liabilities	23,184	21,283
Income taxes payable	10,750	2,734
Student deposits	76,111	85,881
Deferred revenue	116,438	40,739
Current portion of notes payable	6,680	31,636

Total current liabilities	285,063	226,794
Other noncurrent liabilities	1,341	1,689
Deferred income taxes, noncurrent	27,209	23,708
Notes payable, less current portion	61,596	66,616

Total liabilities	375,209	318,807

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 52,238 and 51,509 shares issued and 48,120 and 47,559 shares outstanding at September 30, 2017 and December 31, 2016, respectively	522	515
Treasury stock, at cost, 4,118 and 3,950 shares of common stock at September 30, 2017 and December 31, 2016, respectively	(99,051)	(89,394)
Additional paid-in capital	228,928	212,559
Accumulated other comprehensive loss	(598)	(910)
Retained earnings	785,920	650,916

Total stockholders’ equity	915,721	773,686

Total liabilities and stockholders’ equity	$1,290,930	$1,092,493

Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2017	2016
Cash flows provided by operating activities:
Net income	$135,063	$100,535
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	9,562	9,034
Provision for bad debts	13,351	12,812
Depreciation and amortization	40,467	32,744
Deferred income taxes	3,813	2,132
Other	1,751	917
Changes in assets and liabilities:
Accounts receivable	(15,595)	(14,876)
Prepaid expenses and other	(3,016)	(2,173)
Accounts payable	4,007	(3,756)
Accrued liabilities and employee related liabilities	6,710	11,127
Income taxes receivable/payable	8,156	5,315
Deferred rent	(271)	(790)
Deferred revenue	75,699	66,818
Student deposits	(9,770)	(6,574)

Net cash provided by operating activities	269,927	213,265

Cash flows used in investing activities:
Capital expenditures	(75,604)	(157,584)
Purchases of land, building and golf course improvements related to off-site development	(10,152)	(41,876)
Proceeds received from note receivable	—	501
Return of equity method investment	685	1,749
Purchases of investments	(76,630)	(32,097)
Proceeds from sale or maturity of investments	49,617	65,807

Net cash used in investing activities	(112,084)	(163,500)

Cash flows used in financing activities:
Principal payments on notes payable and capital lease obligations	(5,102)	(5,527)
Debt issuance costs	—	(194)
Net borrowings from revolving line of credit	(25,000)	12,000
Repurchase of common shares including shares withheld in lieu of income taxes	(9,657)	(20,009)
Net proceeds from exercise of stock options	6,755	10,016

Net cash used in financing activities	(33,004)	(3,714)

Net increase in cash and cash equivalents and restricted cash	124,839	46,051
Cash and cash equivalents and restricted cash, beginning of period	130,907	98,420

Cash and cash equivalents and restricted cash, end of period	$255,746	$144,471

Supplemental disclosure of cash flow information
Cash paid for interest	$1,633	$791
Cash paid for income taxes	$45,413	$50,826
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$6,437	$10,735
Tax benefit of Spirit warrant intangible	$—	$190
Shortfall tax expense from share-based compensation	$—	$264

Grand Canyon Education, Inc. Reports Third Quarter 2017 Results

The following is a summary of our student enrollment at September 30, 2017 and 2016 by degree type and by instructional delivery method:

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	38,059	41.7%	33,337	40.4%
Undergraduate degree	53,171	58.3%	49,085	59.6%

Total	91,230	100.0%	82,422	100.0%

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	72,188	79.1%	65,038	78.9%
Ground(4)	19,042	20.9%	17,384	21.1%

Total	91,230	100.0%	82,422	100.0%

(1)	Enrollment at September 30, 2017 and 2016 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at September 30, 2017 and 2016 are students pursuing non-degree certificates of 1,063 and 932, respectively.
(2)	Includes 7,781 and 7,213 students pursuing doctoral degrees at September 30, 2017 and 2016, respectively.
(3)	As of September 30, 2017 and 2016, 50.8% and 49.3%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students and our professional studies students.